AMENDMENT TO OPTION AGREEMENT AND NOTICE OF EXERCISE

      THIS AMENDMENT TO OPTION AGREEMENT AND NOTICE OF EXERCISE (this "Agreement") is made on April 15, 2004, by and among 550 Digital Media Ventures, Inc. ("Seller") and VP Alpha Holdings IV, L.L.C. ("Buyer").

                                    Recitals

      A. Pursuant to the terms of the Option Agreement (the "Option Agreement"), dated as of July 15, 2003 by and among Seller, eUniverse, Inc. (the "Company") and Buyer, Buyer acquired an option to purchase any and all of 3,050,000 shares of Common Stock ("Common Stock") and 1,750,000 shares of Series B Preferred Stock of the Company ("Series B Preferred Stock") held by Seller.

      B. Pursuant to the terms of the 550 DMV Consent and Waiver Agreement, dated October 31, 2003 (the "Option Agreement Amendment"), Buyer partially exercised its option under the Option Agreement and purchased 454,545 shares of Series B Preferred Stock from Seller.

      C. Buyer and Seller desire to further amend the Option Agreement as hereinafter provided.

      NOW, THEREFORE, in consideration of the foregoing Recitals, the parties hereto agree as follows:

      1. Notice of Partial Exercise. Pursuant to the Option Agreement, Buyer hereby elects to purchase the remaining 3,050,000 shares of Common Stock and the remaining 1,295,455 shares of Series B Preferred Stock from Seller subject to the Option Agreement, each at the price of $1.10 per Share (together with the Series B shares previously purchased from Seller, the "Purchased Shares") for an aggregate consideration of $4,780,000 (the "Shares Purchase Price"). Payment for the shares purchased hereunder shall be made by Buyer to Seller promptly by wire transfer, pursuant to wire transfer instructions to be given by Seller.

      2. No Seller Rights with Respect to Purchased Shares. Subject to Seller's receipt of the Shares Purchase Price and the Note Purchase Price, Section 4(b) of the Option Agreement shall be eliminated and Seller shall have no further rights to receive consideration or otherwise with respect to the Purchased Shares. For the avoidance of doubt, if Buyer or its designee does not purchase the Note and pay to Seller the full Note Purchase Price in accordance with
Section 4(c) below, Section 4(b) of the Option Agreement and Buyer's obligations thereunder shall continue in full force and effect.

      3. Seller Representations and Warranties. Seller hereby reaffirms that the representations and warranties of Seller contained in Section 6 of the Option Agreement are true and complete as of the date hereof and are applicable to all shares sold by Seller hereunder. Buyer hereby reaffirms that the representations and warranties of Buyer contained in Section 7 of the Option Agreement are true and complete as of the date hereof and are applicable to all shares purchased by Buyer hereunder.

      4. Promissory Note.

            (a) Seller is the owner of a Promissory Note dated October 31, 2003, issued from the Company to the Seller, in the principal face amount of $2,403,527.87, together with any accrued interest ("Note").

            (b) If Buyer or its designee elects to purchase the Note pursuant to Section 4(c) below, Seller represents and warrants to the Buyer that on the date hereof and on the date the Note is transferred to Buyer or its designee:

                  (i) The Note has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with the terms against the Company. A true, correct, and complete copy of the Note is set forth in Exhibit A annexed hereto.

                  (ii) The sale of the Note by Seller to Buyer or its designee will not contravene any provision of applicable law, or the certificate of incorporation or the bylaws of Seller, or, to Seller's knowledge, any agreement or other instrument binding upon Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller, and to Seller's knowledge, no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the sale of the Note by Seller to Buyer or its designee.

                  (iii) Seller has valid title to the Note and the legal right and power, and subject to the Company's execution hereof and compliance with Section 4(c) below, all authorization and approval required by law, to sell, transfer, and deliver the Note to Buyer or its designee.

                  (iv) Delivery of the Note to be sold by Seller hereunder will pass title to the Note to Buyer or its designee free and clear of any security interests, claims, liens, equities, and other encumbrances.

                  (v) The purchase price for the Note may or may not reflect the actual value of the Note, that Seller has investigated the value independently, that it has been represented by counsel, and that it understands that the value of the Note when ultimately paid by the Company may be significantly higher than the price paid for the Note by Buyer or its designee.

            (c) If the Note can be amended in a manner satisfactory to Buyer in its sole discretion, Buyer or its designee shall purchase, and Seller shall sell, the Note, within the next sixty (60) days for a price equal to seventy-five percent (75%) of the unpaid principal and accrued interest at the time of purchase (the "Note Purchase Price"). Buyer shall notify Seller in writing two (2) days in advance as to the actual date of purchase if Buyer or its designee elects to purchase the Note. Wire transfer of such funds shall be made promptly by Buyer or its designee to Seller within the next sixty (60) days, pursuant to wire transfer instructions to be given by Seller. Seller shall promptly deliver the original Note to Buyer or its designee.


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

            (d) Upon payment of the Note Purchase Price, Seller shall assign and transfer to Buyer or Buyer's designee any and all of Seller's security interests and rights related thereto in the assets of the Company. Seller shall cooperate as reasonably requested by Buyer to receive all benefits associated with such security interests and rights.

      5. No Other Amendments. Except as amended hereby, the Option Agreement remains in full force and effect.

                           [Signature Page to Follow]


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

      IN WITNESS WHEREOF, this Amendment to the Option Agreement and Notice of Exercise has been duly executed and delivered by Buyer and Seller as of the day and year written above:

SELLER:

550 Digital Media Ventures, Inc.,
on behalf of itself and Sony Music
Entertainment Inc. and its subsidiaries


By: /s/ Mark Eisenberg
    --------------------------------------

Name: Mark Eisenberg
      ------------------------------------

Title: Secretary
       -----------------------------------

BUYER

VP Alpha Holdings IV, L.L.C.

       By: VantagePoint Venture Associates IV, L.L.C.,
           Its Managing Member


           By: /s/ James D. Marver
               ---------------------------------------

           Name: James D. Marver
                 -------------------------------------

           Title: Managing Member
                  ------------------------------------

The Company hereby consents to the foregoing amendment of the Option Agreement, such consent being limited to any required pursuant to Section 16 thereof in order to give effect to such amendment, and such consent, for the avoidance of doubt, not extending to any required for transfer or assignment of the Note. Capitalized terms used in the preceding sentence have the meaning ascribed to them in the foregoing Agreement.

COMPANY

eUniverse, Inc.


By: /s/
    --------------------------------------

Name:
Title: Chief Executive Officer


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